CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Underwriters’ Full Exercise of Over-Allotment Option for its Recent Public Offering

New York, New York, January 25, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that the underwriters on its 1,800,000 share public offering that priced on Thursday, January 24, 2013, have fully exercised their option to purchase an additional 270,000 newly issued shares of ARCP common stock, par value $0.01 per share, at a price of $13.47 per share (before underwriting discounts and commissions). The offering is expected to close on or about January 29, 2013, subject to the satisfaction of customary closing conditions.

As a result, the Company will issue a total of 2,070,000 shares in the offering and expects to receive total net proceeds of approximately $26.5 million, after deducting underwriting discounts, commissions and estimated expenses. The Company intends to use the proceeds from the offering to purchase pipeline properties and for other general corporate purposes.

The Company’s underwriting syndicate for this offering was led by Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), who served as sole bookrunning manager. Aegis Capital Corp., Maxim Group LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), served as co-managers of the offering.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering of ARCP’s common stock is made only by means of a prospectus supplement and accompanying prospectus, copies of which, when available, may be obtained by contacting Ladenburg Thalmann & Co. Inc. at 520 Madison Avenue, Ninth Floor, New York, New York 10022, or by telephone at (212) 409-2000.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.